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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*
                                          ------

                                 Amereco, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   02360P 10 4
          -----------------------------------------------------
                                 (CUSIP Number)


    680 Atchison Way, Suite 800, Castle Rock, Colorado 80104 (303) 688-5160
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                      to Receive Notices and Communications)

                                  January 1998
          -------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-l(b)(3) or (4), check the following box [ ].


Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13a-l(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)



SEC 1746 (10-97)

                                   SCHEDULE 13D

CUSIP No.  02360P  10  4                        PAGE      2   OF  20   PAGES
          ---------------                               -----    -----

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     WEI MING LU     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Dominican Republic and Taiwan
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  NUMBER OF   |  7  |     SOLE VOTING POWER
   SHARES     |     |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |  8  |     SHARED VOTING POWER
    EACH      |     |     2,583,722
  REPORTING   |-----------------------------------------------------------------
    WITH      |  9  |     SOLE DISPOSITIVE POWER
              |     |     0
              |-----------------------------------------------------------------
              | 10  |     SHARED DIPOSITIVE POWER
              |     |     2,583,722
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,283,633
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     74.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D

CUSIP No.  02360P  10  4                        PAGE      3   OF  20   PAGES
          ---------------                               -----    -----

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     FU-MEI LU     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Dominican Republic and Taiwan
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  NUMBER OF   |  7  |     SOLE VOTING POWER
   SHARES     |     |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |  8  |     SHARED VOTING POWER
    EACH      |     |     1,051,443
  REPORTING   |-----------------------------------------------------------------
    WITH      |  9  |     SOLE DISPOSITIVE POWER
              |     |     0
              |-----------------------------------------------------------------
              | 10  |     SHARED DIPOSITIVE POWER
              |     |     1,051,443
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,283,633
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     74.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D

CUSIP No.  02360P  10  4                        PAGE      4   OF  20   PAGES
          ---------------                               -----    -----



--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CHIH-HUI LU     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Dominican Republic and Taiwan
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  NUMBER OF   |  7  |     SOLE VOTING POWER
   SHARES     |     |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |  8  |     SHARED VOTING POWER
    EACH      |     |     1,451,277
  REPORTING   |-----------------------------------------------------------------
    WITH      |  9  |     SOLE DISPOSITIVE POWER
              |     |     0
              |-----------------------------------------------------------------
              | 10  |     SHARED DIPOSITIVE POWER
              |     |     1,451,277
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,517,164
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     38.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No.  02360P  10  4                        PAGE      5   OF  20   PAGES
          ---------------                               -----    -----



--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CHIH-FEN LU     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Dominican Republic and Taiwan
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  NUMBER OF   |  7  |     SOLE VOTING POWER
   SHARES     |     |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |  8  |     SHARED VOTING POWER
    EACH      |     |     1,051,443
  REPORTING   |-----------------------------------------------------------------
    WITH      |  9  |     SOLE DISPOSITIVE POWER
              |     |     0
              |-----------------------------------------------------------------
              | 10  |     SHARED DIPOSITIVE POWER
              |     |     1,051,443
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,525,052
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     38.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No.  02360P  10  4                        PAGE      6   OF  20   PAGES
          ---------------                               -----    -----



--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CHIH-RU LU     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Dominican Republic and Taiwan
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  NUMBER OF   |  7  |     SOLE VOTING POWER
   SHARES     |     |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |  8  |     SHARED VOTING POWER
    EACH      |     |     1,051,443
  REPORTING   |-----------------------------------------------------------------
    WITH      |  9  |     SOLE DISPOSITIVE POWER
              |     |     0
              |-----------------------------------------------------------------
              | 10  |     SHARED DIPOSITIVE POWER
              |     |     1,051,443
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,051,443
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     19.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No.  02360P  10  4                        PAGE      7   OF  20   PAGES
          ---------------                               -----    -----


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CHIH-CHI LU     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Dominican Republic and Taiwan
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  NUMBER OF   |  7  |     SOLE VOTING POWER
   SHARES     |     |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |  8  |     SHARED VOTING POWER
    EACH      |     |     1,051,443
  REPORTING   |-----------------------------------------------------------------
    WITH      |  9  |     SOLE DISPOSITIVE POWER
              |     |     0
              |-----------------------------------------------------------------
              | 10  |     SHARED DIPOSITIVE POWER
              |     |     1,051,443
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,051,443
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     19.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP No.  02360P  10  4                        PAGE      8   OF  20   PAGES
          ---------------                               -----    -----


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     PEI-YU LU     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Dominican Republic and Taiwan
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  NUMBER OF   |  7  |     SOLE VOTING POWER
   SHARES     |     |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |  8  |     SHARED VOTING POWER
    EACH      |     |     1,051,443
  REPORTING   |-----------------------------------------------------------------
    WITH      |  9  |     SOLE DISPOSITIVE POWER
              |     |     0
              |-----------------------------------------------------------------
              | 10  |     SHARED DIPOSITIVE POWER
              |     |     1,051,443
- ------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,051,443
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     19.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP No.  02360P  10  4                        PAGE      9   OF  20   PAGES
          ---------------                               -----    -----


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CHUN-CHING LU     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Dominican Republic and Taiwan
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  NUMBER OF   |  7  |     SOLE VOTING POWER
   SHARES     |     |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |  8  |     SHARED VOTING POWER
    EACH      |     |     1,051,443
  REPORTING   |-----------------------------------------------------------------
    WITH      |  9  |     SOLE DISPOSITIVE POWER
              |     |     0
              |-----------------------------------------------------------------
              | 10  |     SHARED DIPOSITIVE POWER
              |     |     1,051,443
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,051,443
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     19.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP No.  02360P  10  4                        PAGE      10   OF  20   PAGES
          ---------------                               -----     -----


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     EARL B. WING     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     USA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  NUMBER OF   |  7  |     SOLE VOTING POWER
   SHARES     |     |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |  8  |     SHARED VOTING POWER
    EACH      |     |     399,834
  REPORTING   |-----------------------------------------------------------------
    WITH      |  9  |     SOLE DISPOSITIVE POWER
              |     |     0
              |-----------------------------------------------------------------
              | 10  |     SHARED DIPOSITIVE POWER
              |     |     399,834
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,525,052
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     38.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP No.  02360P  10  4                        PAGE      11   OF  20   PAGES
          ---------------                               -----     -----


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     JAMES H. WALDROP    ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     USA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  NUMBER OF   |  7  |     SOLE VOTING POWER
   SHARES     |     |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |  8  |     SHARED VOTING POWER
    EACH      |     |     399,834
  REPORTING   |-----------------------------------------------------------------
    WITH      |  9  |     SOLE DISPOSITIVE POWER
              |     |     0
              |-----------------------------------------------------------------
              | 10  |     SHARED DIPOSITIVE POWER
              |     |     399,834
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,545,721
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     23.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13D

CUSIP No.  02360P  10  4                        PAGE      12   OF  20   PAGES
          ---------------                               -----     -----


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MICHAEL E. DEE    ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     USA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  NUMBER OF   |  7  |     SOLE VOTING POWER
   SHARES     |     |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |  8  |     SHARED VOTING POWER
    EACH      |     |     399,834
  REPORTING   |-----------------------------------------------------------------
    WITH      |  9  |     SOLE DISPOSITIVE POWER
              |     |     0
              |-----------------------------------------------------------------
              | 10  |     SHARED DIPOSITIVE POWER
              |     |     399,834
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,465,721
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     22.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13D

CUSIP No.  02360P  10  4                        PAGE     13    OF  20   PAGES
          ---------------                               -----     -----


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GEORGIA RESOURCES, INC.   84-1247183
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Nevada
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  NUMBER OF   |  7  |     SOLE VOTING POWER
   SHARES     |     |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |  8  |     SHARED VOTING POWER
    EACH      |     |     2,183,888
  REPORTING   |-----------------------------------------------------------------
    WITH      |  9  |     SOLE DISPOSITIVE POWER
              |     |     0
              |-----------------------------------------------------------------
              | 10  |     SHARED DIPOSITIVE POWER
              |     |     2,183,888
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,683,888
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     44.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13D

CUSIP No.  02360P  10  4                        PAGE     14    OF  20   PAGES
          ---------------                               -----     -----


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CATHAY GLOBAL INVESTMENTS, INC.    84-1176366
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Nevada
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  NUMBER OF   |  7  |     SOLE VOTING POWER
   SHARES     |     |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |  8  |     SHARED VOTING POWER
    EACH      |     |     399,834
  REPORTING   |-----------------------------------------------------------------
    WITH      |  9  |     SOLE DISPOSITIVE POWER
              |     |     0
              |-----------------------------------------------------------------
              | 10  |     SHARED DIPOSITIVE POWER
              |     |     399,834
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,465,721
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     22.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               SCHEDULE 13D

CUSIP No.  02360P  10  4                        PAGE     15    OF  20   PAGES
          ---------------                               -----     -----


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     OMNIVEST AMERICAS, INC.    84-1257384
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Nevada
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  NUMBER OF   |  7  |     SOLE VOTING POWER
   SHARES     |     |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |  8  |     SHARED VOTING POWER
    EACH      |     |     0
  REPORTING   |-----------------------------------------------------------------
    WITH      |  9  |     SOLE DISPOSITIVE POWER
              |     |     0
              |-----------------------------------------------------------------
              | 10  |     SHARED DIPOSITIVE POWER
              |     |     0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,893
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               SCHEDULE 13D

CUSIP No.  02360P  10  4                        PAGE     16    OF  20   PAGES
          ---------------                               -----     -----


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     W.M.L. SERVICES CORPORATION     84-1176365
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Nevada
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  NUMBER OF   |  7  |     SOLE VOTING POWER
   SHARES     |     |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |  8  |     SHARED VOTING POWER
    EACH      |     |     2,183,888
  REPORTING   |-----------------------------------------------------------------
    WITH      |  9  |     SOLE DISPOSITIVE POWER
              |     |     0
              |-----------------------------------------------------------------
              | 10  |     SHARED DIPOSITIVE POWER
              |     |     2,183,888
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,151,156
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     58.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               SCHEDULE 13D

CUSIP No.  02360P  10  4                        PAGE     17    OF  20  PAGES
          ---------------                               -----     -----


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     C.I.S. RESOURCES, Limited Liability Company     84-1225954
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Colorado
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  NUMBER OF   |  7  |     SOLE VOTING POWER
   SHARES     |     |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |  8  |     SHARED VOTING POWER
    EACH      |     |     1,051,443
  REPORTING   |-----------------------------------------------------------------
    WITH      |  9  |     SOLE DISPOSITIVE POWER
              |     |     0
              |-----------------------------------------------------------------
              | 10  |     SHARED DIPOSITIVE POWER
              |     |     1,051,443
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,051,443
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     19.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               SCHEDULE 13D

CUSIP No.  02360P  10  4                        PAGE     18    OF  20   PAGES
          ---------------                               -----     -----


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CONTINENTAL INTEGRATED SERVICES, INC.     84-1196845
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO   [ ]
     ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Nevada
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  NUMBER OF   |  7  |     SOLE VOTING POWER
   SHARES     |     |     0
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |  8  |     SHARED VOTING POWER
    EACH      |     |     1,051,443
  REPORTING   |-----------------------------------------------------------------
    WITH      |  9  |     SOLE DISPOSITIVE POWER
              |     |     0
              |-----------------------------------------------------------------
              | 10  |     SHARED DIPOSITIVE POWER
              |     |     1,051,443
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,051,443
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     19.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  02360P  10  4                        PAGE     19    OF  20   PAGES
          ---------------                               -----     -----

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

     On January 13, 1998 Cathay, GRI and Resources entered into a Purchase Agreement with Capital Aggregate Partners, LLC, a privately-owned Colorado limited liability company with offices at 9250 East Costilla Avenue, Suite 650, Englewood, Colorado 80112 ("CAP") under which CAP acquired all of the directly held security interests of Cathay, GRI and Resources in Amereco. Collectively, Cathay, GRI and Resources are the record and direct beneficial owners of an aggregate of 3,635,165 shares of common stock of Amereco (the "Amereco Shares"), along with options to purchase an additional 1,563,994 shares of common stock of Amereco (the "Amereco Options").

     The purchase price for the Amereco Shares and Amereco Options is US$600,000 and reimbursement of amounts advanced to Amereco by Cathay of US$131,092, payable as follows: (i) US$331,092 on or before May 15, 1998; and (ii) US$400,000 on or before September 15, 1998. The May 15, 1998 payment obligations are evidenced by two promissory notes in favor of Cathay, GRI and Resources in the amounts of US$200,000 and US$131,092 and are collateralized by the Amereco Shares and Amereco Options which are being held in escrow pending satisfaction of the May 15, 1998 payment obligations. The September 15, 1998 payment obligation is evidenced by one promissory note in favor of Cathay, GRI and Resources in the amount of US$400,000.

     Upon execution of the Purchase Agreement, the Amereco Shares and Amereco Options were assigned to CAP, with all rights appurtenant thereto (the
"Assignment"). The Amereco Shares, Amereco Options and the Assignment were placed and are being held in escrow, pending satisfaction of the May 15, 1998 payment obligations. If the May 15, 1998 payment obligations are not made, the Amereco Shares, Amereco Options and the Assignment will be returned to Cathay, GRI and Resources.

Item 7. Materials to be Filed as Exhibits.

     1. Purchase Agreement dated January 9, 1998 by and between Cathay Global Investments, Inc., Georgia Resources, Inc., C.I.S. Resources Limited Liability Company and Capital Aggregate Partners, LLC.

     2. Escrow Agreement dated as of January 9, 1998.

CUSIP No.  02360P  10  4                        PAGE     20    OF  20   PAGES
          ---------------                               -----     -----



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 28, 1998                           CATHAY GLOBAL INVESTMENTS, INC.


                                          By:  /s/  Earl Wing
                                             -----------------------------------
                                             Vice President


January 28, 1998                           GEORGIA RESOURCES, INC.


                                          By: /s/  Chih-Hui Lu
                                             -----------------------------------
                                             Secretary-Treasurer


January 28, 1998                           C.I.S. RESOURCES LIMITED LIABILITY
                                          COMPANY, by Continental Integrated
                                          Services, Inc., Member


                                          By: /s/  Chih-Hui Lu
                                             -----------------------------------
                                             Secretary-Treasurer